                                                                  Exhibit 1.A.5b

            PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA

                                     RIDER

                    DISABILITY WAIVER OF PREMIUM BENEFIT (W)

INSURED                                                      POLICY NUMBER

ISSUE DATE OF THIS RIDER

--------------------------------------------------------------------------------
                    SCHEDULE OF BENEFITS AND YEARLY PREMIUMS

                                               YEARLY           YEARS
                 BENEFIT                       PREMIUM         PAYABLE

DISABILITY WAIVER OF PREMIUM -   DAY WAIT

--------------------------------------------------------------------------------
                              SCHEDULE OF PREMIUMS

This schedule shows the amounts of the premiums for this rider, based on the frequency of premium payments in effect for this policy on the issue date of this rider. If the frequency of premium payments is changed, the amounts of the premiums will change accordingly.

    YEARLY          HALF-YEARLY            QUARTERLY               MONTHLY

--------------------------------------------------------------------------------

WAIVER OF PREMIUMS. Upon receipt of due proof of the Insured's total disability, defined below, the Company will waive premiums for this policy, subject to the conditions of this rider. Such total disability must:

        1.      start while this rider is in force;

        2.      start between attained age 5 and attained age 60; and

        3. continue without pause for at least the number of days shown above in the "Schedule of Benefits and Yearly Premiums."

  All premiums that fall due during such total disability will be waived. If any such premium has been paid, it will be refunded. However, no premium will be waived or refunded if its due date is more than one year prior to the date written notice of total disability is filed at the Home Office of the Company. Premiums will be waived at the frequency in effect when the total disability began.

  If total disability continues to attained age 65 and the policy provides for premium payments after that date:

        a.      no further premium payments will be required; and

        b. the benefits provided by this policy after such date will be the same as if the policy were fully paid up.

  As used in this rider the word "qualified" means qualified by education, training and experience. "Disability" means the inability of the Insured to engage in his or her regular occupation or any gainful occupation for which he or she is qualified.

DEFINITION OF TOTAL DISABILITY.

        1.      TOTAL DISABILITY. Total disability is disability which:

                a.       is caused by sickness or bodily injury; and

                b. prevents the Insured from engaging in an occupation. During the first 5 years of total disability, "occupation" means the regular occupation of the Insured at the time the disability started. However, the Insured will not be deemed totally disabled if, during this 5-year period, he or she is engaged in any gainful occupation for which he or she is qualified. After the first 5 years of total disability, "occupation" means any gainful occupation for which the Insured is qualified.

        2. RECURRENT TOTAL DISABILITY. If, after a total disability has stopped, a total disability due to the same or a related cause recurs, it will be deemed a continuation of the prior period of total disability, except that: if the Insured has engaged in the meantime, for at least 6 months without pause, in any gainful occupation for which he or she is qualified, such recurrence will be deemed a new period of total disability.

                          (Continued on reverse side)

        3. PRESUMPTIVE TOTAL DISABILITY. Total disability also means the total and irrecoverable loss of:

                a.       the sight of both eyes;

                b.       the use of both hands;

                c.       the use of both feet; or

                d.       the use of one hand and one foot.

EXCLUSIONS FROM COVERAGE. No premiums will be waived if the total disability was the result of:

        1.      intentional, self-inflicted injury while sane or insane;

        2. bodily injury occurring or sickness first manifesting itself before this rider took effect unless such injury or sickness was shown in the application for this rider; or

        3. service in the military, naval or air forces of any country engaged in war. "War" means declared or undeclared war and any act incidental to war and includes resistance to armed aggression.

NOTICE AND PROOF OF TOTAL DISABILITY. Written notice and due proof of total disability must be given to the Company at its Home Office while the Insured is living and totally disabled. Failure to give such notice and proof will not void the claim if it is shown that they were given as soon as was reasonably possible.

  The Company may ask for proof of continued total disability from time to time. Such proof will not be required more than once a year after total disability has continued for two full years. As part of any such proof, the Company may require medical examinations of the Insured by physicians named by the Company.

PREMIUMS. The yearly premiums for this rider and the number of years they are payable are shown above in the "Schedule of Benefits and Yearly Premiums." Years are whole policy years. Any pro rata premium as may be payable for part of a year on the issue date of this rider is not shown. The premiums for this rider are payable:

        1.      as set forth above in the "Schedule of Premiums"; and

        2.      in addition to the premiums for this policy shown on page 3.

  All premiums under this policy must be paid when due until any claim made under this rider is approved. If a total disability starts during a grace period, the past due premium must be paid before the Company can approve the claim.

TERMINATION. This rider will terminate:

        1.      upon written request;

        2. 31 days after the due date of any unpaid premium for this rider or for the policy to which it is attached (except as provided under "Premiums" in this rider);

        3. at attained age 60 unless the Insured is then totally disabled, in which case it will terminate at a. or b., whichever is earlier:
                a. the date on which such disability stops;
                b. attained age 65; or

        4. upon the surrender, maturity, expiry or other termination of this policy.

INCONTESTABILITY. The Company will not contest this rider after it has been in force during the Insured's lifetime without the occurrence of total disability for 2 years from the issue date of this rider, except for non-payment of premiums.

MISCELLANEOUS. While premiums are being waived under this rider, any cash values, loan values and dividends provided for in this policy will be the same as if the waived premiums had been paid as they became due.

  Any sum which is payable by the Company because of the waiver of a premium previously paid and which is unpaid at the Insured's death will be paid as a part of the proceeds of this policy.



Attached by PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA on the issue date of this rider.

                                                       /s/ Robery W. Kloss
                                                          President